Exhibit 99.1

AITX’s RAD On Track to Break $10 Million Annual Recurring Revenue Run Rate this Fiscal Year

RAD’s Fiscal Year 3rd Quarter Order Intake on Track to be Record Breaking

Detroit, Michigan, August 15, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), is pleased to share it has been told it will receive an additional 15 sites for RIO device placement. The design for each site has been completed and it is expected the 15 sites will use an additional 52 RIO™ solar-powered security trailers which will total nearly $1 million in annual recurring revenue (ARR) and over $1 million annual recurring revenue when additional remote monitoring contract fees are included.

On August 1, 2024, AITX reported that its recurring monthly revenue (RMR) had grown to approximately $625,000, factoring in both deployed units and those in various stages of deployment but excluding the expected revenue noted in the July 23, 2024 press release. The July 23 press release discussed the addition of 58 additional RIO orders and the Company noted that a subsequent press release will share the number of purchase orders received to date against those expectations. The notice received by RAD for these additional 15 sites is in addition to what was shared on July 23. That press release also highlighted a backlog of devices expected to generate additional RMR upon deployment. The Company noted additional orders have been received and it continues to expect significant contributions from other clients in the sales funnel.

The sum of deployed revenue from both the July 23 press release and the additional sites noted in this press release will, if and when deployed, accepted and invoiced, will bring RAD’s core device SaaS revenue over $800,000 in RMR. When factoring in over $100,000 in remote monitoring revenue, when deployed, will bring RAD’s annual recurring revenue run rate over $10,000,000.

The impact on this fiscal year’s financials is dependent on deployment dates; as such, the Company is not ready to change its full year forecast as described in a press release on August 1, 2024, although it is likely the Company updates this at the beginning of its fiscal year’s fourth quarter in early December.

Steve Reinharz, CEO/CTO of AITX and RAD, commented, “Delivering strong financial results is rewarding for our Company and me personally. I am thrilled with our progress and path and beyond excited when our mobility products become available en masse. Add in AIR™, first to be shown running in RADCam™, and RADCam’s potential and we believe our future to be bright.”

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

Sitting atop a standard RIO configuration are dual ROSA™ units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz